NORMAN DISTRIBUTION™

Supplier Agreement

Thank you for your continued interest in Norman Distribution. In order to proceed with the Supplier setup, please review this document in its entirety, and then confirm you have completed each step with the checklist provided.

SUPPLIER INFORMATION

SUPPLIER/VENDOR LEGAL NAME:	VERONI BRANDS, CORP.
FEIN/Tax ID:	81-4664596
MAILING ADDRESS:	650 FOREST EDGE drive VERNON Hills, IL 60061
REPRESENTATIVE NAME:	IGOR GABAL
REPRESENTATIVE PHONE/EMAIL:	888-794-2999

TERMS AND CONDITIONS

Legal

1. Supplier will defend, hold harmless, and indemnify Norman Distribution, its shareholders, directors, officers, employees, agents, representatives, affiliates, subsidiaries, and parents against any and all liabilities, claims, or actions arising out of, or in connection with, Supplier's business dealings with Norman Distribution, including, without limitation to, legal fees, expenses, judgments, fines, settlements, suits, losses, damages, or legal fees incurred by Norman Distribution, its shareholders, directors, officers, employees, agents, representatives, affiliates, subsidiaries, and parents, or a third party.

2. Supplier accepts full liability for any and all claims or actions arising out of Supplier's negligence, misconduct, or manufacturing/production issues, including, without limitation to, expenses, judgments, fines, settlements, suits, losses, damages, or legal fees incurred by Norman Distribution, its shareholders, directors, officers, employees, agents, representatives, affiliates, subsidiaries, and parents, or a third party.

3. No order is binding until Supplier receives an official Purchase Order by Norman Distribution. Any product shipped outside of a Purchase Order will not be the responsibility of Norman Distribution. Product must be picked up or shipped back to Supplier at Supplier's expense.

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4. All goods being delivered to Norman Distribution must comply with FDA standards and must have a valid UPC number.

5. Supplier must comply with all local, state, and federal laws relating to food safety requirements such as the Bioterrorism Act. All Suppliers with Kosher/Organic/etc labeling must have certificates on file.

6. Norman reserves the right to include your brand, product images, and copyright on Norman marketing material, including but not limited to press releases, yearly catalogs, and monthly/quarterly promotional sheets subject to supplier review and approval.

7. Suppliers are expected to follow food safety requirements as defined by the Good Manufacturing Processes protocol and HACCP standards.

8. Any variances from these terms must be written in an addendum signed and dated by an authorized representative from Norman Distribution and Supplier.

9. This entire agreement will stay in-tact as long as Supplier continues to do business with Norman Distribution. In the event that either party cancels this agreement, this agreement will survive 3 months following termination.

10. Norman Distribution Senior Management must pre-approve (prior to print or posting) any reference to Norman Distribution in any press release or publication including but not limited to social media and online blogs.

11. Norman Distribution must be informed of acquisitions or name changes. In the event of an acquisition or a name change, a new supplier agreement must be completed by the new entity. Until a new supplier agreement is signed, this contract is enforceable with the new corporation or entity.

12. This entire agreement is considered confidential, and shall not be disclosed to any third party. Supplier agrees to keep all business dealings with Norman Distribution confidential including, but not limited to Purchases, Pricing Structure, Sales Data, Account/Retailer information, Documents, Transmissions, and Business Practices.

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Terms and Payments

1. New Suppliers will be setup on Net Next Order/Consignment terms for the first 90 days of purchase orders.
2. After 90 days, if Norman can sell through the Supplier's minimum quantity based on previous performance, Net 30 terms will be granted to Supplier.
3. Terms start on the date that shipment is received and entered into Norman Distribution's system.
4. Norman cuts physical checks twice a month, or weekly if setup by credit card.
5. Payment discrepancies must be communicated within 15 business days of receiving the check.
6. Any price changes need to be communicated to Norman Distribution no less than 60 days before the price change. Price changes without a 60 day notice will be paid based on the previous standard purchase price.
7. Supplier will provide Norman with a FOB/Delivered cost program and Norman reserves the right to choose the most cost-effective solution.
8. Norman Distribution will not pay any pallet charges.
9. In the event that the Supplier ceases business with Norman Distribution, payment will be withheld for 3 months in anticipation of returns and deductions. If there are current deductions without an open bill (including the annual fee, bill-backs, etc.), Norman Distribution will bill Supplier. Supplier agrees to reimburse Norman for all customer returns, warehouse expirations, and unsalable product within 30 days of an invoice from Norman Distribution.
10. Title and risk of loss and damage shall remain with the Supplier until the products are delivered to the location listed on Norman's PO, regardless of FOB/Delivered structure.
11. Norman reserves the right to refuse product if the product is unsaleable, damaged, or not on the PO. It is the Supplier's sole responsibility to pick up damaged cases. Norman may offer to dispose and destroy this product at Suppliers expense.
12. Norman Distribution reserves the right to terminate this agreement and seek reimbursement if product was manufactured or sold to Norman Distribution in violation of any local, state, or federal law.
13. If the Supplier discontinues a SKU, Norman reserves the right to cease sales.

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14. All products delivered to Norman must have at least 50% of its available shelf life. Any products short-coded will be communicated to Supplier and an agreed "fair" discount will be assessed on inventory. If no fair discount is agreed upon, Supplier is responsible for the pickup of all short-coded products. For products with less than 120 days of total shelf life from date of manufacturing, product must have at least 90% of its shelf life, and never less than 90 days.
15. Regardless of shipping structure, Supplier must notify us of any shortages prior to scheduled pickups or deliveries. Since the freight charge is assuming a pickup of a full order, a deduction will be made based off any shorted product. For example, if a shipment charge is $300, and we are shorted 33% of the product, we will deduct 33% of the shipping charge back to the Supplier, which in this example would be $100. Freight bills and invoices are available upon request.
16. If Supplier or Norman Distribution decides that product must be picked up with cause, Supplier must arrange transportation for all remaining inventory within 10 business days at the Supplier's sole expense.

AGREED TO AND ACCEPTED BY (Owner/Officer or other duly authorized representative of the company.) By signing, you have read and agree to the Legal Terms and Conditions and Payment Terms stated in this document.

Company: VERONI BRANDS CORP.

Name: IGOR GABAL Signed: [signature]

Title: PRESIDENT / CEO

Date: MAY 2nd, 2018

[initials]

[initials: I.C.]

DEDUCTIONS AND BILL-BACKS

- **Samples:** All Suppliers are expected to supply our reps with live samples. Deductions for samples will be charged back to the Supplier at Norman's inbound distributor cost.
- **Free-Fills:** Free-fills are necessary at times to introduce product to a potential retailer. Norman will do our best to communicate the need for free-fills before the order is fulfilled. However, at times, a decision must be made on the spot with the retailer. Free-fills are charged back to the Supplier at Norman's wholesale cost to the retailer in order to cover transportation and operational costs. Norman agree to provide to Supplier within 30 days following free fills the list of retailers received the free fill.
- **Damaged/Expired Product:** Norman guarantees product sales to our customers; this guarantee also required from Supplier to Norman. Expired product is passed on to the Supplier at Norman's wholesale price to the customer. Norman agrees to sell and deliver to its retailers oldest product first. Norman agree to allow the Supplier to inspect its inventory within proper notice.
- **Customer Ads:** Customers may offer Norman an opportunity to be included in our retailers' ads. Upon prior approval from the Supplier, Norman will take this cost as a deduction. Supplier must receive a separate invoice for any charges previously agreed upon but Not as deduction.
- **Inbound Damages:** If upon inspection of product in which there were unseen damages or defects at the time of delivery, Norman reserves the right to deduct the total amount of damages at Norman's inbound distributor cost.
- **Slow-Moving Reserve:** If individual SKU's are determined to be slow moving or exhibit a high rate of expiration at the store level, Norman will seek a fair discount to liquidate remaining inventory. "Slow Moving" is defined as sales less than the Supplier's minimum order over a 30 day period. Any expired Norman inventory resulting from a slow-moving SKU will be deducted from the Supplier's open balance at our inbound cost. Supplier is welcome to pickup SKU's classified as "Slow Moving" at the Supplier's expense.

  Recall Fee: In the event of a recall that requires Norman intervention at a retail location, a recall fee of $15 per SKU, per account will be assessed and deducted on the next payment. Additionally, any fees incurred by Norman from retailers will be the sole responsibility of the Supplier.

  Marketing and Tradeshows: Over the year, many opportunities will arise in the form of tradeshows, charity, and other special marketing events. We ask our Suppliers to participate in at least one marketing event and tradeshow per year. Fees for these events vary depending on the event. Norman will seek Supplier approval before an event takes place.
- **Slotting, Labor, Delivery, and Administration Fees:** All fees relating to the cost of "everyday business" are included in our Annual Fee (details in the following section). Supplier reserves the right to inspect and approve the fees.

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Catalog Fee: Norman includes a basic monthly and quarterly catalog listing in our annual fee, however, Supplier may elect to choose premium placement (for an additional fee) in our catalog such as front/back covers.

AGREED TO AND ACCEPTED BY (Owner/Officer or other duly authorized representative of the company.) By signing, you have read and agree to the Deductions and Bill-Backs stated in this document.

Company: VERONI BRANDS CORP.

Name: IGOR GABAL **Signed:** [signature]

Title: PRESIDENT / CEO

Date: MAY 2nd, 2018

NORMAN DISTRIBUTION

[signature]

NORMAN MELCZYK

PRESIDENT / CEO

MAY 3RD, 2018

[initials] [initials]

ANNUAL FEE

As a Distributor, Norman incurs several tangible expenses relating to the costs of maintaining your brand and keeping your products compliant across several different platforms, plus general operational fees relating to the cost of doing business. Other distributors pass along these costs in the form of deductions as they arise. Norman Distribution chooses to provide these services and more at one low and all-inclusive cost. The table below includes the breakdown of services included in our annual fee along with the current industry standard rate.

Included in our Annual Fee	Industry Standard Cost/Value
Basic Yearly Catalog Inclusion	~~$250-$1,000~~
GMP/HACCP Compliance with Norman	~~$150~~
Demo Scheduling	~~$25~~
Unlimited Sales Reporting	~~$25 Per Report~~
Administration Fee	~~$150+~~
Retailer Item Maintenance	~~$25 Per SKU~~
UPC Change Fee	~~$35 Per SKU~~
Item Setup Fee	~~Up to $100 Per SKU Per DC~~
Ad Setup with Retailers	~~$25-$50~~
Customer Resets	~~Up to $5,000~~
Payment Processing Fee	~~Up to 5% of any MCB Amount~~
Spoilage Processing	~~Cost plus $0.29 Per UNIT~~
Lumper/Labor Fee	~~$35 Per Hour (1 Hour Min)~~
Off-Hours Delivery	~~$75~~
Restack Fee (Bad Pallet Fee)	~~$30 Per Pallet~~
Missed/Late Delivery Fee	~~$300 Missed / $30 Per Hour Late~~
Unscheduled Load	~~$150-$300~~
Sort/Seg Fees	~~$25-$400 Per Load~~
Pallet Rebuild Fee	~~Up to $100 Per Pallet~~
Over-ship Fee	~~25% - 35% Off Every Case Ordered~~
Short Dated Product Fee	~~$25 Per Pallet Per Week in Warehouse~~
FOB Detention Fees	~~$60 Per Hour~~
NORMAN INCLUSIVE ANNUAL FEE	**$600 1st Year Annual Accrual**

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For the first year as a supplier with Norman Distribution, you will be charged the annual fee in the form of a deduction on the first paid Supplier invoice. The fee is pro-rated based off of the remaining months of the first calendar year. For instance, if business with Supplier begins in March, the fee will be $1,000 ($100/month * 10 remaining months). In subsequent years, Norman will calculate the annual fee based upon a 1% accrual of net checks paid to Supplier; calculated from the prior 12 months of net payments, or $1,200.00, whichever is greater. This fee will be taken as a deduction in December (in anticipation of the upcoming year), or the last payment of the year.

Year 1– Business Begins in January	Total Fee of $1,200.00
Year 1– Business Begins in March	Pro-rated Fee of $1,000
Year 1 – Fee in anticipation of Year 2	$1,200 in December of Year 1 / 1% accrual (if larger)
Year 2 – Fee in anticipation of Year 3	$1,200 in December of Year 2 / 1% accrual (if larger)

The 1% accrual is separate from any other accrual, promotion, or swell allowance. If there is no payment due at the time the fee is assessed, or business has ceased, supplier will remit a check for the assessed fee within 30 days of receipt of an invoice from Norman Distribution. If Supplier has been acquired by another company, or if there has been any other change of ownership, this fee is assessed immediately.

AGREED TO AND ACCEPTED BY (Owner/Officer or other duly authorized representative of the company.) By signing, you have read and agree to the Annual Fee terms stated in this document.

Company: VERONI BRANDS CORP.

Name: IGOR GABAL **Signed:** [signature]

Title: PRESIDENT / CEO

Date: MAY 2nd, 2018

X [signature] MAY 3RD, 2018

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Territory Exclusivity and Termination Fee

Supplier grants exclusive distribution rights to Norman Distribution within the territory below.

TERRITORIES: See Exhibit I

EXCLUDED TERRITORIES/ACCOUNTS: See Exhibit II

In return, Norman Distribution will use its best commercially reasonable efforts to aggressively sell, promote, and service the Product to Customers in the Territory.

Supplier may choose to terminate the exclusive agreement at any time upon a 60 day notice to Norman Distribution. If so, Supplier will pay Norman Distribution a Termination Fee equal to 1.5 x Norman Distribution's gross profit per case from the preceding 12 months of total cases sold payable within 90 days of termination.

AGREED TO AND ACCEPTED BY (Owner/Officer or other duly authorized representative of the company.) By signing, you have read and agree to the Annual Fee terms stated in this document.

Company: VERONI BRANDS CORP.

Name: IGOR GABAL **Signed:** [signature]

Title: PRESIDENT / CEO

Date: MAY 2nd, 2018

x [signature] MAY 3RD, 2018

VENDOR CHECKLIST

After you have reviewed and signed the Supplier Agreement, please send a scanned copy to HBach@NormanDistribution.com. A checklist is included for your reference. For any questions relating the content of this agreement, please contact MArchbold@NormanDistribution.com

- ☐ **Supplier Information Form**

- ☐ **Hand-Signed Supplier Packet with signatures for**
  - **Terms and Conditions, Page 4**
  - **Deduction / Bill-Back Policy section, Page 6**
  - **Annual Fee section, Page 8**
  - **Territory Exclusivity and Termination Fee, Page 9**

- ☐ **Supplier Product Information**

- ☐ **Certificate of Insurance listing "Norman Distribution, Inc., its affiliates, subsidiaries, successors, and assigns" as additional insured, with the following listed in the Certificate Holder box:**

  Norman Distribution, Inc. & its affiliates,
  successors, subsidiaries, and assigns.
  940 Greenleaf Avenue
  Elk Grove Village, IL 60007

  Insurance Requirements: $2 million per occurrence, $2 million General Aggregate. For "Supplement" products, $5 million per occurrence, $5 million General Aggregate

NORMAN DISTRIBUTION CONTACT LIST

General Contact	**Matthew Archbold** **847.228.2887 x135** **MArchbold@NormanDistribution.com**
Press Release or Legal Contact	**Ryan Meczyk** **847.228.2887 x131** **Ryan@NormanDistribution.com**
Orders/Invoices/POs	**Eric Seemann** **847.228.2887 x137** **ESeemann@NormanDistribution.com**
AP Contact	**Hannah Bach** **847.228.2887 x136** **HBach@NormanDistribution.com**
Director of Sales	**Zach Nudelman** **847.989.0717** **ZNudelman@NormanDistribution.com**

VERONI BRANDS CORP. DISTRIBUTOR AGREEMENT
Exhibit 3

1. DUTIES OF DISTRIBUTOR

1.1. General. Distributor accepts the appointment aforesaid and agrees to sell and distribute the Subject Beverages within the Territory so long as this Agreement remains in effect. Distributor shall throughout the life of this Agreement exert its best efforts to supply and serve in the Territory as extensive a market for the Subject Beverages as possible.

1.2 Proper Licensing. Distributor shall sell the Subject Beverages only to retailers and other persons to whom Distributor is duly licensed to sell such products. Distributor shall comply with all valid laws, regulations, ordinances and orders, including those applicable to the sale of the Subject Beverages, Distributor's performance under this Agreement and the conduct of Distributor's business. Distributor shall maintain all permits and licenses necessary to sell and distribute the Subject Beverages in the Territory, and shall, if requested by Veroni, provide copies of all such permits and licenses, as the same may be amended or renewed.

1.3 Performance Standards. Distributor shall use its best efforts to comply at all times with the performance standards set forth in this agreement. The performance standards to be achieved by Distributor include, but are not limited to, the following:

(a) Sales. Distributor shall, develop an annual business plan, collaboratively, with Veroni, which shall include reasonable sales, volume, distribution and financial goals in addition to retail sales and merchandising execution plans.

(b) Operations. Distributor shall: (i) forecast and order Subject Beverages (ii) maintain sufficient inventory levels; (iii) maintain an adequate and clean place of business in the Territory; and (iv) properly handle and protect from damage all Subject Beverages and property owned by Veroni.

(c) Quality. Distributor shall: (i) rotate Veroni's stock for the Subject Beverages in its warehouse, on its trucks and, to the extent permitted by law, in retail accounts; (ii) prevent Subject Beverages bearing expired code dates from reaching retailers or consumers; (iii) retrieve any overage Subject Beverages from retail locations and replace them with nonoverage Subject Beverages at no cost to the retailer; and (iv) promptly destroy any overage Subject Beverages at no cost to Veroni.

1.5 Brand Treatment. Distributor agrees to vigorously promote the Subject Beverages applying all necessary sales, financial and operational resources to achieve or exceed the goals set forth in the Business Plan,

1.6 Reports and Submissions to Veroni. Distributor shall submit only complete and accurate notices, reports, claims, reimbursement requests, payment requests or other communications to Veroni. Distributor agrees to furnish (a) monthly electronic reports, using a system acceptable to Veroni, to Veroni or its designated agent showing depletions of inventory of each of the Subject Beverages during the preceding month and the inventory of the same at the end of the month, (b) weekly electronic reports, using a system acceptable to Veroni, at the retail account level, categorized by channel, of sales, distribution, pricing and any other relevant information requested by Veroni.

2. TERMS OF SALE

2.1 The price per case at which Veroni shall sell the various Subject Beverages to the Distributor and at which Distributor shall buy from Veroni shall be the prices specified by Veroni from time to time for a particular brand or product.

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2.2 Veroni reserves the right to modify or discontinue the sale of any Subject Beverage, package or container on a national, regional, state or other basis.

2.3 Veroni will make every effort to fill Distributor's orders within a reasonable time period. Veroni in its sole discretion may approve or disapprove Distributor's orders. The Subject Beverages may be shipped to Distributor from locations designated by Veroni from time to time. On any shipment of Subject Beverages to Distributor, title and risk of loss will pass to Distributor as set forth in the invoice for the Subject Beverages.

2.4 Veroni shall have the right to place Distributor on equitable allocation, as determined by Veroni, when the supply of any Subject Beverage is insufficient to meet demands of all distributors. Veroni shall not be liable to Distributor for failure to make any delivery to Distributor or delay in any delivery if caused by lack of supply or by any circumstances beyond the reasonable control of Veroni.

2.5 Distributor shall notify Veroni at least 10 days prior to any change in Distributor's bank or financial institution.

3. TRADEMARKS

(a) It is understood and agreed that the trademarks, trade names, trade dress, brand names, labels and designs (collectively, the "Trade Designations") used by Veroni or its affiliates with respect to bottles, packages and other goods which have been or may be hereafter sold by Veroni to Distributor are not the property of Distributor. Distributor shall acquire no property interest or ownership in the Trade Designations by virtue of this Agreement, and Distributor agrees that it will not claim any rights in the Trade Designations and that it will not interfere with Veroni's rights therein. Distributor shall, at any time requested, whether during or subsequent to the term hereof, disclaim in writing any property interest or ownership in the Trade Designations.

(b) Distributor shall protect Veroni's interest in the Trade Designations and shall refrain from taking any action that would damage Veroni's interest in and the goodwill associated with the Trade Designations; filling retailer orders on a timely, consistent basis in order to prevent out-of-stock situations.

(c) As the authorized licensee of the Trade Designations, Veroni grants Distributor a non-exclusive, non-assignable, non-licensable privilege to use the Trade Designations only in a lawful manner and in connection with the distribution, advertising, display and sale of the Subject Beverages. This privilege shall terminate upon termination of this Agreement.

(d) Veroni shall have the right, at any time, to change or modify the Trade Designations of the Subject Beverages sold in the Territory.

(e) Distributor will use the Trade Designations only as approved by Veroni in writing and, at Veroni's request, will change or discontinue the way it uses any trademarks.

4. FORCE MAJEURE

Neither Distributor nor Veroni shall be liable for failure to perform hereunder by reason of causes beyond its control, including, but not limited to, fire, flood, war, embargo, railcar shortages, accident, explosion, riot, insurrection, earthquakes, Acts of God, governmental laws or regulations, taking of its property by governmental authority, or shortages of material or supplies of any kind.

5. INDEMNIFICATION Each of the parties hereto hereby agrees to indemnify and hold the other harmless from and against any and all liabilities, losses, damages, costs or expenses which the other may hereafter incur, suffer or be required to pay by reason of the breach by the other of any of the terms and conditions set forth within this Agreement and further, specifically, but without limitation, by reason of any false or misleading advertising, or the failure to possess or maintain any of the federal

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state or local licenses or permits required under applicable laws. In addition, Veroni shall indemnify and hold harmless Distributor from and against any liabilities, losses, damages, costs or expenses arising out of any defects in the Subject Beverages, their containers or packaging, except when such defects are the result of any acts or omissions of Distributor or its agents. Further, in the event that any action, suit or proceeding is threatened or brought against either party, upon any liability or other form of claim based upon or arising out of any matter contemplated under this Section 10, such party shall, within five days of receipt by it of notice of such actual or threatened action, suit or proceeding or other form of claim, give written notice thereof to the other party.

6. RESOLUTION OF DISPUTES

6.1 If any dispute shall occur between Distributor and Veroni and such dispute cannot be resolved by Distributor and the appropriate Veroni person, then within the time limits set forth in such Sections the dispute shall be submitted to the President of Veroni and the principal of Distributor for expedited resolution. The parties shall meet in a timely manner and in good faith attempt to resolve the dispute. Such informal, expedited dispute resolution shall be a condition precedent to Distributor's right to pursue any other remedy available under this Agreement or otherwise available under law.

6.2 Except as set forth above, any and all controversies in connection with or arising out of this Agreement or the breach or termination thereof that are not resolved by mutual agreement shall be submitted to non-binding mediation within thirty (30) days of the written request of either party, in such form as shall be agreed to by the parties, with each party bearing its own costs of mediation. Controversies that are not submitted to mediation within the foregoing time limit or are not resolved through mediation within 45 days of being submitted thereto shall be submitted to final and binding arbitration before JAMS, or its successor, pursuant to the United States Arbitration Act, 9 U.S.C. Sec. 1 et. Seq. Either party may commence the arbitration process called for in this Agreement by filing a written demand for arbitration with JAMS, with a copy to the other party. If the amount in controversy is less than $250,000 the arbitration will be conducted in accordance with the provisions of JAMS' Streamlined Arbitration Rules and Procedures in effect at the time of filing the claim, and otherwise the arbitration will be conducted in accordance with JAMS' Comprehensive Arbitration Rules and Procedures. The parties will cooperate with JAMS and with one another in selecting an arbitrator from JAMS panel of neutrals, and in scheduling the proceedings. The parties covenant that they will participate in the arbitration in good faith. Any and all disputes shall be submitted to arbitration hereunder within one year from the date the dispute first arose or shall be forever barred.

6.3 All proceedings hereunder shall be conducted at Chicago, Illinois. The laws of the state where Distributor is located shall be applied during these proceedings. The cost and expenses of any proceeding hereunder, including the compensation of the arbitrators or neutrals hereunder, shall be allocated between the parties hereto by the arbitrators or neutrals. Every decision and award of the arbitrators or neutrals appointed in accordance with the provisions of Section 10.2 and this Section shall be final and binding on the parties hereto. The provisions of Section 10.2 and this Section may be enforced by any court of competent jurisdiction, and each party shall bear its own costs, fees and expenses, including attorney's fees, in connection with such a proceeding.

6.4 Nothing herein shall preclude Veroni from exercising any of its rights with respect to any security interest or guarantee held by it or prevent Veroni and/or Distributor from instituting any attachment, replevin or similar proceedings, or equitable proceedings to enforce its rights under this Agreement during the pendency of any proceeding hereunder or otherwise.

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EXHIBIT 2 Excluded Territory

ATTACHED TO AND MADE A PART OF DISTRIBUTOR'S AGREEMENT DATED AS OF May 2nd 2018 BETWEEN VERONI BRANDS CORP AND NORMAN DISTRIBUTION. The Territory shall consist of the geographic areas described below:

TERRITORIAL DESCRIPTION - EVERFRESH-LACROIX.

In Cook County, starting at Lake Michigan and Armitage Avenue, west on Armitage (both sides) to Pulaski. North on Pulaski (east side only) to Belmont. West on Belmont (both sides) to Harlem Avenue. North on Harlem (east side only) to Talcott Road. Northwest on Talcott (neither side) to Chicago city limits (Canfield Rd.). South on Canfield (west side only) to Higgins Road. West on Higgins (north side only) to Cumberland Avenue. South on Cumberland (excluding Cumberland) to Belmont (including the Landmark Pub, 5131 North Oriole Avenue, Harwood Heights, Illinois). East on Belmont, south side only to Oriole Street, South on Oriole, west side only, to Wellington. East on Wellington, south side only, to Harlem Avenue. South on Harlem Avenue, west side only to North Avenue. East along the center line of North Avenue to the 1_nunicipal border of the city of Chicago. South on Harlem Avenue, west side only, to North Avenue. East along the center line of North Avenue to the municipal border of the city of Chicago. South along the municipal border of the city of Chicago, west side *only*, to Roosevelt Road. West along Roosevelt Road, north side only, to Harlem Avenue, south on Harlem Avenue, west side only to 47th street. West on 47th Street (excluding both sides) to Joliet Road (including the intersection of Joliet Road and 47th Street). Southwest on Joliet Road, both sides to Route 45 (including the intersection of Joliet Road and Route 45). Southwest on Joliet Road, excluding both sides, to the Cook/DuPage County line. North and west on the Cook/DuPage County line to Roselle Road. Roselle Road (including both sides of Roselle Road) from this point north to the junction with US 14. US 14 (including both sides of Hwy. 14 and the junction) to Ela Road; Ela Road, including both sides, north to Cook County line. East on the Lake/Cook County line to Lake Michigan. South along the Lake Michigan shoreline to Armitage Avenue, the point of origin, all in the State of Illinois. This shall include the town of Schaumburg within its existing limits as of April 20, 1977*.

**This footnote added to define sales territory west of Roselle Road in the Village of Schaumburg as of April 20, 1977*

1. Geographical area from intersection of Wise Road and Roselle Road, west on Wise Road (both sides) to Schaumburg city limits at Mercury Drive (including Wise way Plaza). North on Springinsguth Road to Bode Road to Schaumburg city limits, (Walnut). North on Schaumburg city limits border to Golf Road. Golf Road (Southside only) east to Schaumburg city limits. South on Walnut (both sides) to Bode Road. Bode Road (both sides) east to Roselle Road. Roselle Road (west side) south to Wise Road, the point of origin.
2. Geographical area defined by Golf Road, Higgins Road, and western boundary of Schaumburg city limits (Churchhill Square Plaza).
3. Geographical area from intersection of Golf Road and Roselle Road, west on Golf Road to Schaumburg city limits, north on west boundary of Schaumburg city limits to Central. East on Central, South si only, to Roselle Road. South on Roselle Road to Golf Road, point of origin.